Exhibit 99.1

News Release

For Further Information
Media: Gene King, 816-854-4287, mediadesk@hrblock.com
Investors: Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com

H&R Block Decides Not to Offer Refund Anticipation Loans in 2012
Company to continue offering other low-cost financial solutions to meet clients’ needs

For Immediate Release: Sept. 13, 2011

KANSAS CITY, Mo. – H&R Block announced today that it will not offer refund anticipation loans (RAL) during the 2012 tax season. However, the company will continue providing low-cost financial solutions next year.

“We evaluated our options to determine what was best for our clients, the business and our shareholders,” said Bill Cobb, H&R Block president and CEO. “Knowing we had a strong 2011 tax season without RALs, our analysis did not present a compelling reason to bring back the product in 2012.”

A RAL is a short-term loan based on a taxpayer’s anticipated federal tax refund. RALs were critical to taxpayers when IRS refund delivery times took up to eight weeks. But, with recent modernization efforts, the IRS estimates taxpayers will wait two weeks or less for their refunds in 2012, reducing the financial necessity for choosing a RAL.

H&R Block will continue offering its clients low-cost financial solutions such as, refund anticipation checks (RAC). A RAC is not a loan. It is a convenient product for taxpayers who want to deduct the cost of tax preparation from their refund. The customer’s RAC proceeds can be deposited onto a reloadable H&R Block Emerald Card that is accepted at more than 1 million ATMs nationwide. It is an especially useful product for unbanked taxpayers looking for a low-cost way to establish a year-round banking relationship.

H&R Block, which was a leader in reducing the overall cost of RALs, did not offer RALs in 2011 after regulators directed its third-party lending bank to stop funding the product. However, some smaller tax preparation firms were still able to offer RALs due to different regulations imposed on their lending banks. H&R Block strongly believes this regulation should be consistent across the tax preparation industry.

“The expertise of our tax professionals and our superior client service resulted in H&R Block growing new clients by nearly 19 percent last year – even without a RAL,” said Cobb. “With our consistently strong lineup of products, we believe 2012 will be another great tax season for H&R Block.”

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About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 575 million tax returns worldwide since 1955. In fiscal 2011, H&R Block had annual revenues of $3.8 billion and prepared more than 24.5 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center at www.hrblock.com.